EXHIBIT S








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                        AGREEMENT AND PLAN OF MERGER

                                   Among

                                 GAMBRO AB,

                          COBE LABORATORIES, INC.,

                           REN ACQUISITION CORP.

                                    and

                            REN CORPORATION-USA


                      Dated as of September 12, 1995



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



                         Glossary of Defined Terms
                       [(Not Part of this Agreement)]
                        ----------------------------



Defined Term                                    Location of Definition
------------                                    ----------------------

 affiliate  . . . . . . . . . . . . . . . .       Sec. 8.04(a)
 Agreement  . . . . . . . . . . . . . . . .       Preamble
 Alex. Brown  . . . . . . . . . . . . . . .       Recitals
 Articles of Merger . . . . . . . . . . . .       Sec. 2.02
 beneficial owner . . . . . . . . . . . . .       Sec. 8.04(b)
 Blue Sky Laws  . . . . . . . . . . . . . .       Sec. 3.04(b)
 Board  . . . . . . . . . . . . . . . . . .       Recitals
 business day . . . . . . . . . . . . . . .       Sec. 8.04(c)
 Certificates . . . . . . . . . . . . . . .       Sec. 2.08(b)
 Company  . . . . . . . . . . . . . . . . .       Preamble
 Company Common Stock . . . . . . . . . . .       Recitals
 Company Preferred Stock  . . . . . . . . .       Sec. 3.02
 control  . . . . . . . . . . . . . . . . .       Sec. 8.04(d)
 Disclosure Schedule  . . . . . . . . . . .       Sec. 3.01
 Dissenting Shares  . . . . . . . . . . . .       Sec. 2.07(a)
 Effective Time . . . . . . . . . . . . . .       Sec. 2.02
 ESPP . . . . . . . . . . . . . . . . . . .       Sec. 2.11
 Exchange Act . . . . . . . . . . . . . . .       Sec. 1.02(b)
 Gambro . . . . . . . . . . . . . . . . . .       Preamble
 Indemnified Parties  . . . . . . . . . . .       Sec. 5.03(c)
 Material Adverse Effect  . . . . . . . . .       Sec. 3.01
 Merger . . . . . . . . . . . . . . . . . .       Recitals
 Merger Consideration . . . . . . . . . . .       Sec. 2.06(a)
 Offer  . . . . . . . . . . . . . . . . . .       Recitals
 Offer Documents  . . . . . . . . . . . . .       Sec. 1.01(b)
 Offer to Purchase  . . . . . . . . . . . .       Sec. 1.01(b)
 Option . . . . . . . . . . . . . . . . . .       Sec. 2.09
 Parent . . . . . . . . . . . . . . . . . .       Preamble
 Paying Agent . . . . . . . . . . . . . . .       Sec. 2.08(a)
 Per Share Amount . . . . . . . . . . . . .       Recitals
 person . . . . . . . . . . . . . . . . . .       Sec. 8.03(e)
 Plan Amount  . . . . . . . . . . . . . . .       Sec. 2.11
 Proxy Statement  . . . . . . . . . . . . .       Sec. 3.07
 Purchaser  . . . . . . . . . . . . . . . .       Preamble
 Schedule 14D-9 . . . . . . . . . . . . . .       Sec. 1.02(b)
 Schedule 14D-1 . . . . . . . . . . . . . .       Sec. 1.01(b)
 Schedule 13E-3 . . . . . . . . . . . . . .       Sec. 1.01(b)
 SEC  . . . . . . . . . . . . . . . . . . .       Sec. 1.01(b)
 SEC Reports  . . . . . . . . . . . . . . .       Sec. 3.06(a)
 Securities Act . . . . . . . . . . . . . .       Sec. 3.06(a)
 Series A Preferred Stock . . . . . . . . .       Sec. 3.02
 Series B Preferred Stock . . . . . . . . .       Sec. 3.02
 Shares . . . . . . . . . . . . . . . . . .       Recitals

Defined Term                                    Location of Definition
------------                                    ----------------------

 Special Committee  . . . . . . . . . . . .       Recitals
 Stockholders' Meeting  . . . . . . . . . .       Sec. 5.01
 Stock Option Plan  . . . . . . . . . . . .       Sec. 2.09
 Stock Purchase Agreement . . . . . . . . .       Recitals
 Subsidiary . . . . . . . . . . . . . . . .       Sec. 3.01
 subsidiary . . . . . . . . . . . . . . . .       Sec. 8.04(f)
 Surviving Corporation  . . . . . . . . . .       Sec. 2.01
 Tennessee Law  . . . . . . . . . . . . . .       Recitals
 Termination Date . . . . . . . . . . . . .       Sec. 2.11
 Transactions . . . . . . . . . . . . . . .       Sec. 3.03
 Warrant  . . . . . . . . . . . . . . . . .       Sec. 2.10

                             TABLE OF CONTENTS



                                                                       PAGE

     SECTION 1.02.  Company Action  . . . . . . . . . . . . . . . . . .   3

                                 ARTICLE II

                                 THE MERGER

     SECTION 2.01.  The Merger  . . . . . . . . . . . . . . . . . . . .   4
     SECTION 2.02.  Effective Time; Closing . . . . . . . . . . . . . .   5
     SECTION 2.03.  Effect of the Merger  . . . . . . . . . . . . . . .   5
     SECTION 2.04.  Charter; By-laws  . . . . . . . . . . . . . . . . .   5
     SECTION 2.05.  Directors and Officers  . . . . . . . . . . . . . .   5
     SECTION 2.06.  Conversion of Securities  . . . . . . . . . . . . .   5
     SECTION 2.07.  Dissenting Shares . . . . . . . . . . . . . . . . .   6
     SECTION 2.08.  Surrender of Shares; Stock Transfer Books . . . . .   7
     SECTION 2.09.  Employee Stock Options. . . . . . . . . . . . . . .   8
     SECTION 2.10.  Warrants  . . . . . . . . . . . . . . . . . . . . .   8
     SECTION 2.11.  Employee Stock Purchase Plan  . . . . . . . . . . .   9

                                ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     SECTION 3.01.  Organization and Qualification; Subsidiaries  . . .   9
     SECTION 3.02.  Capitalization  . . . . . . . . . . . . . . . . . .  10
     SECTION 3.03.  Authority Relative to this Agreement  . . . . . . .  11
     SECTION 3.04.  No Conflict; Required Filings and Consents  . . . .  11
     SECTION 3.05.  Compliance  . . . . . . . . . . . . . . . . . . . .  12
     SECTION 3.06.  SEC Filings; Financial Statements . . . . . . . . .  12
     SECTION 3.07.  Offer Documents; Schedule 14D-9; Schedule 13E-3;
                      Proxy Statement . . . . . . . . . . . . . . . . .  13
     SECTION 3.08.  Brokers . . . . . . . . . . . . . . . . . . . . . .  14

                                 ARTICLE IV

       REPRESENTATIONS AND WARRANTIES OF GAMBRO, PARENT AND PURCHASER

     SECTION 4.01.  Corporate Organization  . . . . . . . . . . . . . .  14
     SECTION 4.02.  Authority Relative to this Agreement  . . . . . . .  14
     SECTION 4.03.  No Conflict; Required Filings and Consents  . . . .  15
     SECTION 4.04.  Financing . . . . . . . . . . . . . . . . . . . . .  15
     SECTION 4.05.  Offer Documents; Proxy Statement  . . . . . . . . .  15
     SECTION 4.06.  Full Disclosure . . . . . . . . . . . . . . . . . .  16
     SECTION 4.07.  Brokers . . . . . . . . . . . . . . . . . . . . . .  16

                                 ARTICLE V

                                                                       PAGE


                           ADDITIONAL AGREEMENTS

     SECTION 5.01.  Stockholders' Meeting . . . . . . . . . . . . . . .  16
     SECTION 5.02.  Proxy Statement . . . . . . . . . . . . . . . . . .  17
     SECTION 5.03.  Directors' and Officers' Indemnification and
                      Insurance . . . . . . . . . . . . . . . . . . . .  17
     SECTION 5.04.  Further Action; Reasonable Best Efforts . . . . . .  19
     SECTION 5.05.  Public Announcements  . . . . . . . . . . . . . . .  19
     SECTION 5.06.  Gambro Guarantee  . . . . . . . . . . . . . . . . .  19

                                 ARTICLE VI

                          CONDITIONS TO THE MERGER

     SECTION 6.01.  Conditions to the Merger  . . . . . . . . . . . . .  19

                                ARTICLE VII

                     TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.01.  Termination . . . . . . . . . . . . . . . . . . . .  20
     SECTION 7.02.  Effect of Termination . . . . . . . . . . . . . . .  22
     SECTION 7.03.  Fees and Expenses . . . . . . . . . . . . . . . . .  22
     SECTION 7.04.  Amendment . . . . . . . . . . . . . . . . . . . . .  22
     SECTION 7.05.  Waiver  . . . . . . . . . . . . . . . . . . . . . .  22

                                ARTICLE VIII

                             GENERAL PROVISIONS

     SECTION 8.01.  Non-Survival of Representations, Warranties and
                      Agreements  . . . . . . . . . . . . . . . . . . .  22
     SECTION 8.02.  Notices . . . . . . . . . . . . . . . . . . . . . .  23
     SECTION 8.03.  Enforcement of Agreement  . . . . . . . . . . . . .  24
     SECTION 8.04.  Certain Definitions . . . . . . . . . . . . . . . .  24
     SECTION 8.05.  Severability  . . . . . . . . . . . . . . . . . . .  25
     SECTION 8.06.  Entire Agreement; Assignment  . . . . . . . . . . .  26
     SECTION 8.07.  Parties in Interest . . . . . . . . . . . . . . . .  26
     SECTION 8.08.  Specific Performance  . . . . . . . . . . . . . . .  26
     SECTION 8.09.  Governing Law . . . . . . . . . . . . . . . . . . .  26
     SECTION 8.10.  Headings  . . . . . . . . . . . . . . . . . . . . .  26
     SECTION 8.11.  Counterparts  . . . . . . . . . . . . . . . . . . .  26

     ANNEX A - Conditions to the Offer

          AGREEMENT AND PLAN OF MERGER dated as of September 12, 1995 (this "Agreement") among Gambro AB, a Swedish corporation ("Gambro"), COBE
       ---------                                            ------
Laboratories, Inc., a Colorado corporation and an indirect wholly owned subsidiary of Gambro ("Parent"), REN Acquisition Corp., a Tennessee
                       ------
corporation and a wholly owned subsidiary of Parent ("Purchaser"), and REN
                                                      ---------
Corporation-USA, a Tennessee corporation (the "Company").
                                               -------

          WHEREAS, on September 12, 1995, Parent contributed to the capital of Purchaser 10,036,221 shares of issued and outstanding Common Stock, no par value, of the Company ("Company Common Stock") (outstanding shares of
                            --------------------
Company Common Stock being hereinafter collectively referred to as the "Shares") representing approximately 53% of the Shares; and
 ------

          WHEREAS, the Boards of Directors of Gambro, Parent and Purchaser and the Board of Directors of the Company (the "Board"), acting upon the
                                                -----
unanimous recommendation of the Special Committee of independent directors of the Board (the "Special Committee"), have each determined that it is in
                   -----------------
the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein; and

          WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser shall make a cash tender offer (the "Offer") to acquire all the
                                               -----
issued and outstanding Shares for $20.00 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount"), net to the seller in cash, upon the
                    ----------------
terms and subject to the conditions of this Agreement and the Offer; and

          WHEREAS, the Board, acting upon the unanimous recommendation of the Special Committee, has unanimously (A) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the stockholders of the Company, (B) approved and adopted this Agreement and the transactions contemplated hereby, including the making of the Offer and resolved and agreed to recommend that holders of Shares tender their Shares pursuant to the Offer, and (C) pursuant to Section 5.11 of the Stock Purchase Agreement dated as of May 24, 1991, as amended through April 26, 1994, between Parent and the Company (the "Stock Purchase
                                                             --------------
Agreement"), the Board has requested that Gambro, Parent and Purchaser
---------
enter into this Agreement and consummate the transactions contemplated hereby in accordance with the terms and conditions of this Agreement; and

          WHEREAS, also in furtherance of such acquisition, the Board, acting upon the unanimous recommendation of the Special Committee, and the Boards of Directors of Parent and Purchaser have each approved the merger (the "Merger") of Purchaser with and into the Company in accordance with
      ------
the Tennessee Business Corporation Act ("Tennessee Law") following the
                                         -------------
consummation of the Offer and upon the terms and subject to the conditions set forth herein; and

          WHEREAS, the Company has been advised by each of its directors and executive officers that they intend either to tender all Shares beneficially owned by them to Purchaser pursuant to the Offer or to vote all Shares beneficially owned by them in favor of the approval and adoption by the stockholders of the Company of this Agreement and the transactions contemplated hereby; and

          WHEREAS, Alex. Brown & Sons Incorporated ("Alex. Brown") has
                                                     -----------
delivered to the Special Committee an opinion (the "Fairness Opinion") that
                                                   ------------------
the consideration to be received by the holders of Shares, other than Gambro, Purchaser, Parent or any of their affiliates, pursuant to this Agreement is fair to the holders of such Shares from a financial point of view;

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Gambro, Parent, Purchaser and the Company hereby agree as follows:


                                 ARTICLE I

                                 THE OFFER
                                 ---------

          SECTION 1.01.  The Offer.  (a)  Provided that this Agreement
                         ---------
shall not have been terminated in accordance with Section 7.01 and none of the events set forth in Annex A hereto shall have occurred or be existing, Purchaser shall commence the Offer as promptly as reasonably practicable after the date hereof, but in no event later than five business days after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject to the condition (the "Minimum Condition") that at least a majority of the then outstanding
      -----------------
Shares, other than Shares owned beneficially by or of record by Gambro, Parent, Purchaser or any of their affiliates, shall have been validly tendered and not withdrawn prior to the expiration of the Offer and also shall be subject to the satisfaction of the other conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any such condition, to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided,
                                                                 --------
however, that the Minimum Condition may not be waived except with the prior
-------
written consent of the Special Committee; and provided further that no
                                              -------- -------
change may be made which decreases the price per Share payable in the Offer or which reduces the maximum number of Shares to be purchased in the Offer or which imposes conditions to the Offer in addition to those set forth in Annex A hereto. The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer, Purchaser shall pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn.

          (b) As promptly as reasonably practicable on the date of commencement of the Offer, Purchaser shall file with the Securities and Exchange Commission (the "SEC") (i) a Tender Offer Statement on
                          ---
Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer and (ii) a Rule 13e-3
 --------------
Transaction Statement on Schedule 13E-3 (together with all amendments and supplements thereto, the "Schedule 13E-3") with respect to the Offer and
                          --------------
the other Transactions (as hereinafter defined). The Schedule 14D-1 and the Schedule 13E-3 shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of
                  -----------------
transmittal and any related summary advertisement (the Schedule 14D-1, the
Schedule 13E-3, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Gambro, Parent, Purchaser and the
                     ---------------
Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading, and Gambro, Parent and Purchaser further agree to take all steps necessary to cause the Schedule 14D-1 and the Schedule 13E-3 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

          SECTION 1.02.  Company Action.  (a)  The Company, acting through
                         --------------
the Board
acting upon the unanimous recommendation of the Special Committee, hereby approves of and consents to the Offer and represents that (i) the Board, acting upon the unanimous recommendation of the Special Committee, at a meeting duly called and held on September 12, 1995, has unanimously
(A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger, are fair to and in the best interests of the holders of Shares, (B) approved and adopted this Agreement, the execution of this Agreement and the transactions contemplated by this Agreement, which approval includes the approval of a majority of the Company's disinterested directors, and (C) recommended that the stockholders of the Company accept the Offer and approve and adopt this Agreement and the transactions contemplated hereby, and (ii) Alex. Brown has delivered to the Special Committee an opinion that the consideration to be received by the holders of Shares, other than Gambro, Purchaser, Parent or any of their affiliates, pursuant to this Agreement is fair to the holders of such Shares from a financial point of view. Subject to the fiduciary duties of the Board under applicable law as advised by outside counsel, the Company hereby consents to the inclusion in the Offer Documents of the unanimous recommendation of the Board, acting upon the unanimous recommendation of the Special Committee, described in the immediately preceding sentence. The Company has been advised by each of its directors and executive officers that they intend either to tender all Shares beneficially owned by them to Purchaser pursuant to the Offer or to vote such Shares in favor of the approval and adoption by the stockholders of the Company of this Agreement and the transactions contemplated hereby.

          (b) As promptly as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing,
                                         --------------
subject to the fiduciary duties of the Board under applicable law as advised by outside counsel, the recommendation of the Board, acting upon the unanimous recommendation of the Special Committee, described in
Section 1.02(a) and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other applicable federal
                       ------------
securities laws. The Company, Gambro, Parent and Purchaser agree to correct promptly any information provided by any of them for use in the
Schedule 14D-9 which shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

          (c) The Company shall promptly furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall furnish Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Parent, Purchaser or their agents may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Gambro, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated in accordance with
Section 7.01, shall deliver to the Company all copies of such information then in their possession.

          (d) For purposes of this Agreement, the fiduciary duties of the Board or the Company under applicable law as advised by outside counsel shall be determined by the Special Committee.


                                 ARTICLE II

                                 THE MERGER
                                 ----------

          SECTION 2.01.  The Merger.  Upon the terms and subject to the
                         ----------
conditions set forth in Article VI, and in accordance with Tennessee Law, at the Effective Time (as hereinafter defined) Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation after the Merger (the "Surviving Corporation").
                                                    ---------------------



          SECTION 2.02.  Effective Time; Closing.  As promptly as
                         -----------------------
practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger with the Secretary of State of the State of Tennessee (the "Articles of Merger"), in such form as
                                      ------------------
is required by, and executed in accordance with the relevant provisions of, Tennessee Law (the date and time of such filing being the "Effective
                                                           ---------
Time").  Prior to such filing, a closing shall be held at the offices of
----
Shearman & Sterling, 599 Lexington Avenue, New York, New York, 10022, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI.

          SECTION 2.03.  Effect of the Merger.  At the Effective Time, the
                         --------------------
effect of the Merger shall be as provided in the applicable provisions of Tennessee Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

          SECTION 2.04.  Charter; By-laws.  (a)  Subject to Section 5.03,
                         ----------------
at the Effective Time the Charter of the Company, as in effect immediately prior to the Effective Time, shall be the Charter of the Surviving Corporation until thereafter amended as provided by law and such Charter.

          (b) Subject to Section 5.03, at the Effective Time the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Charter of the Surviving Corporation and such By-laws.

          SECTION 2.05.  Directors and Officers.  The directors of the
                         ----------------------
Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Merger, each to hold office in accordance with the Charter and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Merger, in each case until their respective successors are duly elected or appointed and qualified.

          SECTION 2.06.  Conversion of Securities.  At the Effective Time,
                         ------------------------
by virtue of the Merger and without any further action on the part of Purchaser, the Company or the holders of any of the following securities, other than as specified herein:

               (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to
     Section 2.06(b) and any Dissenting Shares (as hereinafter defined)) shall be cancelled and shall be converted automatically into the right to receive an amount equal to the Per Share Amount in cash (the "Merger Consideration") payable, without interest, to the holder of
      --------------------
     such Share, upon surrender, in the manner provided in Section 2.08, of the certificate that formerly evidenced such Share;

               (b) Each Share held by the Company and each Share owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

               (c) Each share of Common Stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.

          SECTION 2.07.  Dissenting Shares.  (a)  Notwithstanding any
                         -----------------
provision of this Agreement to the contrary, any Shares of a record or beneficial owner who has properly demanded and perfected his right for appraisal of such shares in accordance with Tennessee Law and who, as of the Effective Time, has not effectively withdrawn or lost such right to appraisal (collectively, the "Dissenting Shares") shall not be converted
                              -----------------
into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of Tennessee Law, except that all Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under Tennessee Law shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.08, of the certificate or certificates that formerly evidenced such Shares.

          (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Tennessee Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Tennessee Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

          SECTION 2.08.  Surrender of Shares; Stock Transfer Books.  (a)
                         -----------------------------------------
Prior to the Effective Time, Purchaser shall deposit the full amount of the Merger Consideration with Bank of New York, as agent (the "Paying Agent"),
                                                           ------------
for the holders of Shares in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to
Section 2.06(a). Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation.

          (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to
Section 2.06(a), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper
                             ------------
delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

          (c) At any time following the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of any Share(s) for any Merger Consideration delivered in respect of such Share(s) to a public official pursuant to any abandoned property, escheat or other similar law.

          (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

          SECTION 2.09.  Employee Stock Options.  (a)  Each holder of a
                         ----------------------
stock option (an "Option") to purchase shares of Company Common Stock under
                  ------
the Company's Non-Statutory Stock Option Plan of 1988, as amended (the "Stock Option Plan"), which Option is outstanding immediately prior to the
 -----------------
Effective Time (whether or not then exercisable) shall, pursuant to the Cancellation of Option Agreements entered into by the Company with each of the Optionees (as defined in such Cancellation of Option Agreements), be entitled to receive, and shall receive, in settlement and cancellation thereof, an amount in cash equal to the product of (i) the excess, if any, of the Per Share Amount over the exercise price of each such Option and
(ii) the number of shares of Company Common Stock covered by such Option. All payments by the Company in respect of Options, other than Options granted within six months prior to the Effective Time, shall be made promptly following the Effective Time. Payments in respect of Options granted within six months prior to the Effective

Time shall be made six months and one day after the date of grant of such Options. No person shall be entitled to receive any of the payments described in this Section 2.09 until the time established therefor in this
Section 2.09. The Company shall cause the Stock Option Plan to terminate as of the Effective Time and certificates evidencing Options shall be deemed to be cancelled as of the Effective Time, and thereafter the only rights of participants therein shall be the right to receive the consideration set forth in this Section 2.09. Prior to the Effective Time, the Company shall use its reasonable best efforts to cause each holder of an outstanding Option to acknowledge in writing the cancellation of such Option and to release the Company from any obligation in respect thereof in consideration for the payment provided herein and shall take such other action as may be necessary to carry out the terms of this Section 2.09.

          SECTION 2.10.  Warrants.  (a)  Each holder of a warrant (a
                         --------
"Warrant") to purchase shares of Company Common Stock, which Warrant is
 -------
outstanding immediately prior to the Effective Time (whether or not then exercisable) shall, pursuant to the Cancellation of Warrant Agreements entered into by the Company with each of the Warrant Holders (as defined in the Cancellation of Warrant Agreements), be entitled to receive, and shall receive, in settlement and cancellation thereof, an amount in cash equal to the product of (i) the excess, if any, of the Per Share Amount over the exercise price of each such Warrant and (ii) the number of shares of Company Common Stock covered by such Warrant. The Company shall cause each such warrant agreement to which it is a party to terminate as of the Effective Time, and thereafter the only rights of the holders of the Warrants shall be the right to receive the consideration set forth in this
Section 2.10. Prior to the Effective Time, the Company shall use its reasonable best efforts to cause each holder of an outstanding Warrant to acknowledge in writing the termination of such Warrants and to release the Company from any obligation in respect thereof in consideration for the payment provided herein and shall take such other action as may be necessary to carry out the terms of this Section 2.10.

          SECTION 2.11.  Employee Stock Purchase Plan.  The Company shall
                         ----------------------------
terminate the Company's Employee Stock Purchase Plan, as amended, of July 1, 1994 (the "ESPP"), effective September 30, 1995 (the "Termination Date")
              ----                                       ----------------
pursuant to which (i) all further payroll deductions from each Participant (as defined in the ESPP) shall cease, (ii) the amount (the "Plan Amount")
                                                            -----------
credited to the account of each Participant as of the Termination Date shall at the election of each Participant either (A) be paid by the Company to such Participant (without interest) as soon as administratively practicable or (B) be applied as of the Termination Date to the purchase of shares of the Company's Common Stock in an aggregate amount equal to each Participant's Plan Amount at a price per share of Common Stock equal to 85% of the lower of the Fair Market Value (as defined in the ESPP) per share of Common Stock on July 1, 1995 or on the Termination Date (rounded up to the next whole dime), in accordance with the terms of the current phase under the ESPP, and (iii) for purposes of the current phase, the Termination Date shall be treated for all purposes of the ESPP as the last day of such phase. In the event that a Participant makes no election under Section 2.11(ii) above, such Participant shall be deemed to have elected as of the Termination Date to apply such Participant's Plan Amount to the purchase of shares of the Company's Common Stock in accordance with the provisions of
Section 2.11(ii)(B) above.

                                ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY
               ---------------------------------------------

          The Company hereby represents and warrants to Gambro, Parent and Purchaser that:

          SECTION 3.01.  Organization and Qualification; Subsidiaries.
                         --------------------------------------------
Each of the Company and each subsidiary of the Company (a "Subsidiary") is
                                                           ----------
a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. When used in connection with the Company, Gambro, Parent or Purchaser or any of their Subsidiaries, the term "Material Adverse Effect" means any change or effect that is or is
      -----------------------
reasonably likely to be materially adverse to the business, operations, properties or financial condition of the Company, Gambro, Parent or Purchaser or any of their Subsidiaries taken as a whole. A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and by each other Subsidiary, is set forth in Section 3.01 of the Disclosure Schedule to this Agreement previously delivered by the Company to Parent (the "Disclosure
                                                              ----------
Schedule").  Except as disclosed in such Section 3.01, the Company does not
--------
directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

          SECTION 3.02.  Capitalization.  The authorized capital stock of
                         --------------
the Company consists of 60,000,000 shares of Company Common Stock and 10,000,000 shares of Preferred Stock ("Company Preferred Stock"), including
                                       -----------------------
1,218,000 shares of Series A Preferred Stock, no par value (the "Series A
                                                                 --------
Preferred Stock") and 500,000 Shares of Series B Preferred Stock, no par
---------------
value (the "Series B Preferred Stock").  As of the date hereof,
            ------------------------
(i) 18,951,834 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 20,038 shares of Company Common Stock are held by the Company, (iii) 1,750,000 shares of Company Common Stock are reserved for issuance pursuant to Options granted under the Stock Option Plan, and, as of the date hereof, 542,850 Options have been granted under the Stock Option Plan, (iv) 400,000 shares of Company Common Stock are reserved for issuance pursuant to Options granted under the Company's ESPP as disclosed in Section 3.02 of the Disclosure Schedule and (v) Warrants to purchase 74,000 shares of Company Common Stock are outstanding. As of the date hereof, no shares of Company Preferred Stock have been issued or are outstanding, 1,218,000 shares of Series A Preferred Stock have been issued (all of which have been converted into shares of Company Common Stock) and 462,172 shares of Series B Preferred Stock have been issued (all of which have been converted into shares of Company Common Stock). Except as set forth in this Section 3.02 or in Section 3.02 of the Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 3.02 or in 3.02 of the Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

          SECTION 3.03.  Authority Relative to this Agreement.  The Company
                         ------------------------------------
has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby (the "Transactions"). The execution and delivery of
                          ------------
this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding Shares if and to the extent required by applicable law, and the filing and recordation of appropriate merger documents as required by Tennessee Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Gambro, Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The restrictions on business combinations contained in the Tennessee Business Combination Act have been satisfied with respect to the Transactions, the provisions of the Tennessee Investor Protection Act do not apply to the Transactions, and the restrictions on voting rights contained in the Tennessee Control Share Acquisition Act have been satisfied with respect to the Transactions.

          SECTION 3.04.  No Conflict; Required Filings and Consents.
                         ------------------------------------------
(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Charter or By-laws or equivalent organizational documents of the Company or any Subsidiary, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any material property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties is bound or affected, except, in the case of clauses (ii) and (iii) of this
Section 3.04, for conflicts, violations, breaches, defaults, rights, liens, and encumbrances which would not individually or in the aggregate have a Material Adverse Effect.

          (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except
(i) for applicable requirements, if any, of the Exchange Act, the Health Care Financing Administration, state securities or "blue sky" laws ("Blue
                                                                     ----
Sky Laws") and state takeover laws, and filing and recordation of
--------
appropriate merger documents as required by Tennessee Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Offer or the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not, individually or in the aggregate, have a Material Adverse Effect.

          (c) The approval and adoption by the Board, acting upon the unanimous recommendation of the Special Committee, of this Agreement and the Transactions (which approval by the Board includes the approval of a majority of the Company's disinterested directors as set forth in Section 1.02(a)(B) of this Agreement) constitutes sufficient approval by a majority of the Company's disinterested directors for purposes of Article X of the Company's By-laws.

          SECTION 3.05.  Compliance.  Neither the Company nor any
                         ----------
Subsidiary is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.06.  SEC Filings; Financial Statements.  (a)  The
                         ---------------------------------
Company has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1993, and has heretofore made available to Parent, in the form filed with the SEC, (i) its Annual Reports on
Form 10-K for the fiscal years ended December 31, 1992, 1993, and 1994,
(ii) its Quarterly Report on Form 10-Q for the period ended June 30, 1995, as amended, and (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 1993 and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC since January 1, 1993 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and
(iv) above being referred to herein, collectively, as the "SEC Reports").
                                                           -----------
The SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the
                                             --------------
Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented the consolidated financial position, results of operations and changes in financial position of the Company and the consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Material Adverse Effect).
Since December 31, 1994, there has been no material adverse change to any of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports.

          SECTION 3.07.  Offer Documents; Schedule 14D-9; Schedule 13E-3;
                         ------------------------------------------------
Proxy Statement.  Neither the Schedule 14D-9 nor any information supplied
---------------
by the Company for inclusion in the Offer Documents nor the Schedule 13E-3 shall, at the respective times the Schedule 14D-9, the Offer Documents, the
Schedule 13E-3 or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Neither the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting (as hereinafter defined) nor the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), shall, at the date the Proxy
                           ---------------
Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. The Schedule 14D-9 and the Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Gambro, Parent, Purchaser or any of their representatives which is contained in any of the foregoing documents.

          SECTION 3.08.  Brokers.  No broker, finder or investment banker
                         -------
(other than Alex. Brown) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Alex. Brown pursuant to which such firm would be entitled to any payment relating to the Transactions.


                                 ARTICLE IV

       REPRESENTATIONS AND WARRANTIES OF GAMBRO, PARENT AND PURCHASER
       --------------------------------------------------------------

          Gambro, Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

          SECTION 4.01.  Corporate Organization.  Each of Gambro, Parent
                         ----------------------
and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Kingdom of Sweden, the State of Colorado and the State of Tennessee, respectively, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a material adverse effect on the business or operations of Gambro, Parent and Purchaser and their respective subsidiaries taken as a whole.

          SECTION 4.02.  Authority Relative to this Agreement.  Each of
                         ------------------------------------
Gambro, Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Gambro, Parent and Purchaser and the consummation by Gambro, Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Gambro, Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Tennessee Law). This Agreement has been duly and validly executed and delivered by Gambro, Parent and Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Gambro, Parent and Purchaser enforceable against each of Gambro, Parent and Purchaser in accordance with its terms.

          SECTION 4.03.  No Conflict; Required Filings and Consents.   (a)
                         ------------------------------------------
The execution and delivery of this Agreement by Gambro, Parent and Purchaser do not, and the performance of this Agreement by Gambro, Parent and Purchaser will not, (i) conflict with or violate the Charter or By-laws or similar organizational documents of any of Gambro, Parent or Purchaser,
(ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Gambro, Parent or Purchaser or by which any property or asset of any of them is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Gambro, Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Gambro, Parent or Purchaser is a party or by which Gambro, Parent or Purchaser or any property or asset of any of them is bound or affected, except for any such breaches, defaults or other occurrences which would not, individually or in the aggregate, have a material adverse effect on the business or operations of Gambro, Parent or Purchaser and their respective subsidiaries taken as a whole.

          (b) The execution and delivery of this Agreement by Gambro, Parent and Purchaser do not, and the performance of this Agreement by Gambro, Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws and filing and recordation of appropriate merger documents as required by Tennessee Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Offer or the Merger, or otherwise prevent Gambro, Parent or Purchaser from performing their respective obligations under this Agreement.

          SECTION 4.04.  Financing.  Parent has, or has commitments from
                         ---------
responsible financial institutions to enable it to borrow, sufficient funds to permit Purchaser to acquire all the outstanding Shares in the Offer and the Merger and has provided the Special Committee with copies of any such commitments.

          SECTION 4.05.  Offer Documents; Proxy Statement.  The Offer
                         --------------------------------
Documents will not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Gambro, Parent or Purchaser for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Gambro, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

          SECTION 4.06.  Full Disclosure.  On the date the Schedule 14D-1
                         ---------------
and the Schedule 13E-3 are first filed with the SEC, at the time of the Stockholders' Meeting (as defined below) and at the Effective Time, (i) the
Schedule 14D-1 and the Schedule 13E-3 will both comply as to form in all material respects with the provisions of Sections 14(d), 14(e) and 13(e) of the Exchange Act and the rules and regulations promulgated under such Sections 14(d), 14(e) and 13(e), and (ii) the Schedule 14D-1 and the
Schedule 13E-3 will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statement made, in the light of the circumstances under which they are made, not misleading.

          SECTION 4.07.  Brokers.  No broker, finder or investment banker
                         -------
(other than UBS Securities, Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Gambro, Parent or Purchaser.


                                 ARTICLE V

                           ADDITIONAL AGREEMENTS
                           ---------------------

          SECTION 5.01.  Stockholders' Meeting.  If required by applicable
                         ---------------------
law in order to consummate the Merger, the Company, acting through the Board upon the unanimous recommendation of the Special Committee, shall, in accordance with applicable law and the Company's Charter and By-laws,
(i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the Transactions (the "Stockholders' Meeting") and
                                     ---------------------
(ii) unless in breach of its fiduciary duties under applicable law as advised by outside counsel, (A) include in the Proxy Statement the unanimous recommendation of the Board, acting upon the unanimous recommendation of the Special Committee, that the stockholders of the Company approve and adopt this Agreement and the Transactions and (B) use its reasonable best efforts to obtain such approval and adoption. At the Stockholders' Meeting, Gambro, Parent and Purchaser shall cause all Shares then owned by them and their subsidiaries to be voted in favor of the approval and adoption of this

Agreement and the Transactions.

          SECTION 5.02.  Proxy Statement.  If required by applicable law,
                         ---------------
as promptly as practicable following consummation of the Offer, the Company shall file the Proxy Statement with the SEC under the Exchange Act and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Gambro, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

          SECTION 5.03.  Directors' and Officers' Indemnification and
                         --------------------------------------------
Insurance.  (a) Parent shall cause the Surviving Corporation to keep in
---------
effect the provisions in its Charter and By-laws containing the provisions with respect to exculpation of director and officer liability and indemnification set forth in the Charter and By-laws of the Company on the date of this Agreement to the fullest extent permitted under applicable law, which provisions shall not be amended, repealed or otherwise modified except as required by applicable law or except to make changes permitted by applicable law that would enlarge the exculpation or rights of indemnification thereunder.

          (b) From and after the Effective Time, Gambro and Parent each hereby agree, jointly and severally, to guarantee and to cause the Surviving Corporation to perform all of its obligations under the Charter and By-laws of the Company with respect to indemnification.

          (c) To the extent that paragraphs (a) and (b) or the provisions of the Charter or By-laws of the Surviving Corporation shall not serve to indemnify and hold harmless each present director and officer of the Company (the "Indemnified Parties"), after the Effective Time, Gambro and
              -------------------
Parent shall, subject to the terms set forth herein, indemnify and hold harmless, to the fullest extent permitted under applicable law (and shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each Indemnified Party against any costs or expenses (including reasonable attorney's fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the Transactions for a period of six years after the date hereof; provided that, in the event any claim or claims are
                       --------
asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Any Indemnified Party wishing to claim indemnification under this paragraph (c), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Gambro and Parent thereof, but the failure to so notify shall not relieve Gambro and Parent of any liability they may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Gambro, Parent or the Surviving Corporation shall have the right to assume the defense thereof with competent counsel reasonably satisfactory to the Indemnified Party and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Gambro, Parent or the Surviving Corporation elects not to assume or fails to assume any such defense or there are issues which raise actual or potential conflicts of interest between Gambro, Parent and the Surviving Corporation and the Indemnified Parties or between the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that
                                              --------  -------
Parent shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties, and one firm of local counsel in each jurisdiction, unless the use of one counsel for such Indemnified Parties would present such counsel with an actual or potential conflict of interest; (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Gambro and Parent shall not be liable for any settlement effected without their prior written consent which consent shall not be unreasonably withheld; and provided further that
                                                -------- -------
Gambro and Parent shall not have any obligation hereunder to any Indemnified Party when, if and to the extent a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Gambro and Parent hereby consent to personal jurisdiction, service and venue in any court in the State of Tennessee for purposes of enforcement of the foregoing provisions.

          (d) Parent shall cause the Surviving Corporation to use its best efforts to maintain in effect for six years from the Effective Time, if available, the coverage provided by the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time.

          SECTION 5.04.  Further Action; Reasonable Best Efforts.  Upon the
                         ---------------------------------------
terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

          SECTION 5.05.  Public Announcements.  Parent and the Company
                         --------------------
shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange to which Parent or the Company is a party.

          SECTION 5.06.  Gambro Guarantee.  Gambro hereby guarantees the
                         ----------------
performance by Parent and Purchaser of their agreements and obligations hereunder and consents to personal jurisdiction, service and venue in any court in the State of Tennessee for purposes of enforcement of this provision.


                                 ARTICLE VI

                          CONDITIONS TO THE MERGER
                          ------------------------

          SECTION 6.01.  Conditions to the Merger.  The respective
                         ------------------------
obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (a)  Stockholder Approval.  This Agreement and the
                    --------------------
     transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by Tennessee Law and the Charter of the Company;

               (b)  Agreements and Covenants.  The parties hereto shall
                    ------------------------
     have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time;

               (c)  No Order.  No governmental authority or other agency or
                    --------
     commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Gambro, Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions; and

               (d)  Offer.  Purchaser or its permitted assignee shall have
                    -----
     purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be
                --------  -------
     applicable to the obligations of Gambro, Parent or Purchaser if, in breach of this Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.


                                ARTICLE VII

                     TERMINATION, AMENDMENT AND WAIVER
                     ---------------------------------

          SECTION 7.01.  Termination.  This Agreement may be terminated and
                         -----------
the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company:

               (a) By mutual written consent of Gambro, Parent, Purchaser and the Special Committee, acting on behalf of the Company; or

               (b) By either Parent, Purchaser or the Special Committee, acting on behalf of the Company, if (i) the Effective Time shall not have occurred on or before March 31, 1996; provided, however, that the
                                                --------  -------
     right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or
     (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

               (c) By Parent if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A hereto, Purchaser shall have (A) failed to commence the Offer within 60 days following the date of this Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or
     (C) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted from the failure of Gambro, Parent or Purchaser to perform in any material respect any material covenant or agreement of either of them contained in this Agreement or the material breach by Gambro, Parent or Purchaser of any material representation or warranty of either of them contained in this Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Special Committee, acting on behalf of the Company, shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, this Agreement, the Merger or any other Transaction or shall have recommended another merger, consolidation, business combination with, or acquisition of, the Company or its assets or another tender offer for Shares, or shall have resolved to do any of the foregoing; or

               (d) By the Special Committee acting on behalf of the Company, if Purchaser shall have (A) failed to commence the Offer within 60 days following the date of this Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or
     (C) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted from the failure of the Company to perform in any material respect any material covenant or agreement of it contained in this Agreement or the material breach of the Company of any material representation or warranty of it contained in this Agreement; or

               (e) Prior to the purchase of Shares pursuant to the Offer, by the Special Committee, acting on behalf of the Company, (i) if any representation or warranty of Gambro, Parent or Purchaser was untrue or incorrect in any material respect when made and on and as of the expiration of the Offer, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the date of such expiration, or in the case of a representation or warranty made or given as of a specified time, if such representation or warranty was untrue or incorrect in any material respect as of such time or (ii) if Parent, Purchaser or Gambro has failed to perform or comply with, in any material respect, any of their covenants and agreements in this Agreement.

               (f) By either Parent, Purchaser or the Special Committee, acting on behalf of the Company, if the conditions to the Merger set forth in Section 6.01 are not reasonably capable of being satisfied on or before March 31, 1996.

          SECTION 7.02.  Effect of Termination.  In the event of the
                         ---------------------
termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except (i) as set forth in Sections 7.03 and 8.01 and
(ii) nothing herein shall relieve any party from liability for any wilful breach hereof.

          SECTION 7.03.  Fees and Expenses.  All fees, costs and expenses
                         -----------------
incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees, costs and expenses, whether or not any Transaction is consummated, provided, however, that the Purchaser and
                                --------  -------
the Company shall each pay for one-half of all fees, costs and expenses incurred in connection with this Agreement and the Transactions which are payable to the SEC and to any financial or other printer.

          SECTION 7.04.  Amendment.  This Agreement may be amended by the
                         ---------
parties hereto at any time prior to the Effective Time, provided, however,
                                                        --------  -------
that the Company can take action to amend this Agreement only with the consent of the Special Committee and, provided further that, after the
                                      -------- -------
approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          SECTION 7.05.  Waiver.  At any time prior to the Effective Time,
                         ------
any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any such extension or waiver by the Company may be made only by the Special Committee.


                                ARTICLE VIII

                             GENERAL PROVISIONS
                             ------------------

          SECTION 8.01.  Non-Survival of Representations, Warranties and
                         -----------------------------------------------
Agreements.  The representations, warranties and agreements in this
----------
Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be, except that the agreements set forth in Article II and Section 5.03 shall survive the Effective Time indefinitely and those set forth in Section 7.03 shall survive termination indefinitely.

          SECTION 8.02.  Notices.  All notices, requests, claims, demands
                         -------
and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

          if to Parent or Purchaser:

               Herbert S. Lawson
               COBE Laboratories, Inc.
               1185 Oak Street
               Lakewood, CO  80215-4498
               Telecopier No:  (303) 231-4915

          with a copy to:

               Shearman & Sterling
               599 Lexington Avenue
               New York, New York  10022
               Telecopier No:  (212) 848-7179/80/81/82
               Attention:  Peter D. Lyons, Esq.

          if to the Company:

               J. Kenneth Jacobs, M.D.
               Special Committee of the Board of Directors
               REN Corporation-USA
               6820 Charlotte Pike
               Nashville, TN  37209
               Telecopier No:  (615) 352-1938

          and with a copy to:

               Ralph Z. Levy, Esq.
               REN Corporation-USA
               6820 Charlotte Pike
               Nashville, TN  37209
               Telecopier No:  (615) 352-1938

          and with a copy to:

               Waller, Landsden, Dortch & Davis
               Nashville City Center
               511 Union Street, Suite 2100
               Nashville, TN  37219-1760
               Telecopier No:  (615) 244-5686
               Attention:  J. Chase Cole, Esq.

          and with a copy to:

               Mayer, Brown & Platt
               190 S. LaSalle Street
               Chicago, IL  60603
               Telecopier No:  (312) 701-7711
               Attention: Scott J. Davis, Esq.

          SECTION 8.03  Enforcement of Agreement.  Until the Effective
                        ------------------------
Time, the Special Committee shall continue in existence and shall have the right to cause the Company to take any action necessary to enforce the rights of the Company and the obligations of Gambro, Parent and Purchaser under this Agreement.

          SECTION 8.04.  Certain Definitions.  For purposes of this
                         -------------------
Agreement, the term:

               (a)  "affiliate" of a specified person means a person who
                     ---------
     directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

               (b)  "beneficial owner" with respect to any Shares means a
                     ----------------
     person who shall be deemed to be the beneficial owner of such Shares
     (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly,
     (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

               (c)  "business day" means any day on which the principal
                     ------------
     offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York;

               (d)  "control" (including the terms "controlled by" and
                     -------                        -------------
     "under common control with") means the possession, directly or
      -------------------------
     indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

               (e)  "person" means an individual, corporation, partnership,
                     ------
     limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

               (f)  "subsidiary" or "subsidiaries" of the Company, the
                     ----------      ------------
     Surviving Corporation, Gambro, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

          SECTION 8.05.  Severability.  If any term or other provision of
                         ------------
this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

          SECTION 8.06.  Entire Agreement; Assignment.  This Agreement
                         ----------------------------
constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Gambro, Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

          SECTION 8.07.  Parties in Interest.  This Agreement shall be
                         -------------------
binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.03 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

          SECTION 8.08.  Specific Performance.  The parties hereto agree
                         --------------------
that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

          SECTION 8.09.  Governing Law.  This Agreement shall be governed
                         -------------
by, and construed in accordance with, the laws of the State of Tennessee applicable to contracts executed in and to be performed in that State.

          SECTION 8.10.  Headings.  The descriptive headings contained in
                         --------
this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 8.11.  Counterparts.  This Agreement may be executed in
                         ------------
one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, Gambro, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                   GAMBRO AB


                                   By
                                      -------------------------------------
                                       Title:


                                   By
                                      -------------------------------------
                                       Title:


                                   COBE LABORATORIES, INC.


                                   By
                                      -------------------------------------
                                       Title:


                                   REN ACQUISITION CORP.


                                   By
                                      -------------------------------------
                                       Title:


                                   REN CORPORATION-USA


                                   By
                                      -------------------------------------
                                       Title:

                                                                    ANNEX A
                                                                    -------



                          Conditions to the Offer
                          -----------------------



          Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if the Minimum Condition shall not have been satisfied or at any time on or after the date of this Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

               (a) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to Parent, the Company or any subsidiary or affiliate of Gambro, Parent or the Company restraining or prohibiting the consummation of the Offer or the Merger and that has a Material Adverse Effect;

               (b) (i) the Board, with the consent of the Special Committee, shall have withdrawn or modified in a manner adverse to Gambro, Parent or Purchaser the approval or recommendation of the Offer, the Merger, the Merger Agreement, or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer or the Merger or (ii) the Board, with the consent of the Special Committee, shall have resolved to do any of the foregoing;

               (c) any representation or warranty of the Company in the Merger Agreement which is qualified as to materiality shall not be true and correct or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in each case either when made or on and as of the expiration of the Offer, except for changes contemplated by the Merger Agreement, with the same force and effect as if made on and as of the expiration of the Offer, or in the case of a representation or warranty made on or given as of a specified time, if such representation or warranty was untrue or incorrect as of such time;

               (d) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

               (e) the Merger Agreement shall have been terminated in accordance with its terms; or

               (f) Purchaser and the Company shall, with the consent of the Special Committee, have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

          The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion; provided, however, that the Minimum Condition may
                          --------  -------
not be waived except with the prior written consent of the Special Committee. The failure by Gambro, Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.